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                                                                   EXHIBIT 99.13



                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]



CareInsite, Inc.


669 River Drive, Center Two


Elmwood Park, New Jersey 07047-1361



To CareInsite, Inc.:



Banc of America Securities LLC ("Banc of America Securities") hereby consents to the inclusion of the opinion letter of Banc of America Securities as Annex F to, and to the reference thereto under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS -- Opinions of financial advisors -- CareInsite" and "THE MERGERS -- Opinions of CareInsite's financial advisors -- Opinion of Banc of America Securities" in, Amendment No. 1 to the Proxy Statement/Prospectus of Healtheon/WebMD Corporation ("Healtheon/WebMD"), Medical Manager Corporation ("Medical Manager") and CareInsite, Inc. ("CareInsite") relating to the proposed merger transactions involving Healtheon/WebMD, Medical Manager and CareInsite. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       By:/s/ BANC OF AMERICA SECURITIES LLC

                                         ---------------------------------------

                                             Banc of America Securities LLC



New York, New York


July 25, 2000